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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

       This employment agreement (the "Agreement") is effective as of September 1, 2001, between LearningStar Corp. ("Employer") and Richard Delaney ("Employee").

                                    RECITALS

       Employer desires the services of Employee in order to retain Employee's experience, abilities, and knowledge, and is therefore willing to engage Employee's services on the terms and conditions set forth. Employee desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

       THEREFORE, in consideration of the above recitals and of the mutual promises and conditions set forth in this Agreement, it is agreed as follows:

1. DURATION: Subject to earlier termination as provided in this Agreement, Employee shall be employed for a term beginning September 1, 2001, and continuing through August 31, 2004.

2. PLACE OF EMPLOYMENT: Unless the parties agree otherwise in writing, during the employment term Employee shall perform the services Employee is required to perform under this Agreement at Employer's headquarters (which are currently located at 2 Lower Ragsdale Dr., Suite 200, Monterey, CA, 93940) on an average of two to three days per week and at an office in Los Angeles for the balance of the week; provided, however, that Employer may from time to time require Employee to travel temporarily to other locations on Employer's business.

3. DUTIES AND AUTHORITY: Employer shall employ Employee as its Chief Financial Officer or in such other capacity or capacities as Employer may from time to time prescribe. Employee shall have the full power and authority to manage and conduct business for the Employer, subject to the directions and policies of Employer as they may be, from time to time, stated either orally or in writing.

4. REASONABLE TIME AND EFFORT: During Employee's employment, Employee shall devote such time, interest, and effort to the performance of this Agreement as may be fairly and reasonably necessary.

5. SALARY: During the term of this Agreement, Employer agrees to pay Employee a base salary of $240,000 per year. The base salary shall be payable as a current salary on a bi-weekly basis. Employer, in its sole discretion, may increase Employee's base salary or any other benefits but may not decrease Employee's salary during the term of this Agreement.

       If during the term of this Agreement Employee's position is eliminated for any reason and/or Employee's employment with Employer is otherwise involuntarily terminated


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       for any reason apart from the reasons set forth in the sections below titled "Termination," "Termination Because of Death," and/or "Termination Because of Disability," Employer shall continue to pay Employee's base salary in effect at the time of Employee's termination of employment through August 31, 2004, or for one year, whichever is greater.

       Whenever compensation is payable to Employee during a time when Employee is partially or totally disabled and such disability would entitle Employee to disability income or to salary continuation payments from Employer according to the terms of any plan now or hereafter provided by Employer or according to any policy of Employer in effect at the time of such disability, Employee shall apply for such disability income or salary continuation, and the compensation payable to Employee under this Agreement shall be inclusive of any such disability income or salary continuation and shall not be in addition to such disability income or salary continuation. If disability income is payable to Employee by an insurance company under an insurance policy paid for by Employer, the compensation payable to Employee under this Agreement shall be inclusive of the amounts paid to Employee by that insurance company and shall not be in addition to the amounts paid to Employee by that insurance company.

6. ADDITIONAL BENEFITS: During the employment term, Employee shall be entitled to receive all other benefits of employment generally available to Employer's other senior managerial employees when and as Employee becomes eligible for them, including medical, dental, life and disability insurance benefits, and participation in any pension plan, quarterly bonus plan, incentive plan and/or profit-sharing plan.

       Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies and practices at any time without notice to or recourse to Employee so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

7. STOCK OPTIONS: Employee shall be entitled to options to purchase up to 80,000 shares of LearningStar common stock pursuant to, and governed by, the LearningStar Corp. 2001 Stock Option and Incentive Plan. Such options are in addition to the options to purchase up to 40,000 shares of LearningStar common stock previously granted to Employee under the LearningStar Corp. 2001 Non-Employee Director Stock Option Plan.

8. PAID TIME OFF: Employee shall be entitled to 38 business days of Paid Time Off ("PTO") annually. Employee's PTO will continue to accrue so long as Employee's total accrued PTO does not exceed 57 business days. In the event Employee's accrued PTO should reach 57 business days, Employee will cease to accrue further PTO until Employee's accrued PTO falls below that level. Other than the accrual and maximum accrual of PTO as set forth in this section of the Agreement, Employee's PTO shall be governed by the PTO provisions of the Earlychildhood.com Employee Manual.


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9.     HOUSING AND TRANSPORTATION: Employer will reimburse Employee for mutually agreeable, reasonable furnished housing and transportation for Employee while Employee is in Monterey pursuant to this Agreement.

10. OFFICE FACILITIES AND ADMINISTRATIVE SUPPORT IN LOS ANGELES: Employer will provide Employee with commercially reasonable office space and administrative support in Los Angeles while working for Employer pursuant to this Agreement.

11. EXPENSE REIMBURSEMENT: During the employment term, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully deductible) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Employee promptly for reasonable business expenses, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the policies and procedures established from time to time by Employer with respect to Employer's other managerial employees.

12. TERMINATION: Employer may terminate Employee's employment at any time for cause. Under this Agreement, the term "cause" shall mean (i) misappropriation of any material funds or property of Employer or of any of its related companies; (ii) unjustifiable neglect of duties under this Agreement; (iii) conviction of a felony involving moral turpitude; (iv) gross misconduct and/or the failure to act in good faith to the material detriment of Employer, or (v) willful and bad faith failure to obey reasonable and material orders given by Employer. If Employee is terminated as set forth in this paragraph, then payment of the specified salary earned and benefits accrued as of the date of the termination shall be payment in full of all compensation payable under this Agreement.

       In the event of a total and complete closure of Employer's business operations, for any reason whatsoever, Employee shall be entitled to continue to receive Employee's regular agreed-upon compensation for up to and including a maximum period of 12 weeks. If the business operations remain totally and completely closed for a period exceeding 12 weeks, Employer has the option of terminating the Agreement for the then remaining portion of the Term.

       If Employee is terminated or resigns as set forth in this section entitled "Termination," Employer shall be released and discharged of and from all further obligations under this Agreement, except for any monies due and owing to Employee and then unpaid which shall have vested prior to such termination.

13. TERMINATION ON RESIGNATION: Employee may resign Employee's employment under this Agreement by giving Employer at least thirty (30) calendar days written notice of resignation. If Employee resigns as set forth in this section, Employer shall be released and discharged of and from all further obligations under this Agreement, except for any monies due and owing to Employee and then unpaid which shall have vested prior to such resignation.


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14.    TERMINATION BECAUSE OF DEATH: In the event that Employee should die during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of Employee's death and Employer shall be required to pay to Employee's estate the specified salary and any additional benefits accrued by Employee at the time of Employee's death.

15. TERMINATION BECAUSE OF DISABILITY: If, at the end of any calendar month during the initial term or any renewal term of this Agreement, Employee is and has been for the four (4) consecutive full calendar months then ending, or for 80% or more of the normal working days during the six (6) consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform Employee's duties under this Agreement, Employer shall have the right, subject to applicable federal and state law, to terminate Employee's employment, and Employer shall only be obligated to pay Employee the specified compensation earned and benefits accrued by Employee at the time of her termination by Employer.

16. AGREEMENT SURVIVES COMBINATION OR DISSOLUTION: This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of Employer's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

17. NOTICES: All notices that either party is required or may desire to serve upon the other may be served either personally or by depositing the same in the US mail addressed to the other party to be served as follows:

       To Employer: Ron Elliott, c/o LearningStar Corp., 2 Lower Ragsdale Dr., #200, Monterey, CA 93940.

       To Employee: Richard Delaney, 726 Via De La Paz, Pacific Palisades, CA 90272.

18. EMPLOYEE MANUAL: Employee acknowledges that Employee has been provided a copy of the Employee Manual, attached hereto as Exhibit A. It is agreed and understood that the Employee Manual represents guidelines that Employer may change from time to time in its sole discretion. It is not intended to be a contract. To the extent that this Agreement conflicts with the Employee Manual, the terms of this Agreement pertain to Employee's employment.

19. NONDISCLOSURE OF CONFIDENTIAL INFORMATION OR TRADE SECRETS: In the course of Employee's employment with Employer, Employee will have access to confidential records and data pertaining to Employer's customers and its operations. Such information is considered secret and is disclosed to Employee in confidence. Furthermore, all memoranda, notes, records, computer files, and other documents or tangible material made or compiled by Employee, or made available to Employee


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       during the term of this Agreement concerning the business of Employer, shall be the sole property of Employer and shall be delivered to Employer on the expiration or termination of this Agreement, or at another time on request. During Employee's employment with Employer and thereafter, Employee shall keep in confidence and shall not directly or indirectly disclose any secret or confidential information belonging to Employer or any of its related companies except as required in the course of Employee's employment by Employer and/or authorized in writing by Employer, or required by law.

20. GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

21. ARBITRATION AND EQUITABLE RELIEF: (1) Arbitration: Employee agrees that in consideration of Employee's employment with Employer, its promise to arbitrate all employment-related disputes and Employee's receipt of the compensation, pay raises and other benefits paid to Employee by Employer, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including Employer and any employee, officer, director, shareholder or benefit plan of Employer in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee's employment with Employer or the termination of Employee's employment with Employer, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure section 1280 through 1294.2, including section 1283.05 (the "rules") and pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1994, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this agreement to arbitrate also applies to any disputes that Employer may have with Employee. (2)
       Procedure: Employee agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that the arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Employee understands Employer will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee shall pay the first $200.00 of any filing fees associated with any arbitration Employee initiates. Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA's national rules for the resolution of employment disputes conflict with the rules, the rules shall take precedence. (3) Remedy: Except as provided by the rules,


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       arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Employer. Accordingly, except as provided for by the rules, neither Employee nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Employer policy, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted. (4) Availability of Injunctive Relief: In addition to the right under the rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of any agreement or obligation regarding trade secrets, confidential information, nonsolicitation, Labor Code Section 2870, or invention assignment. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees. (5) Administrative Relief: Employee understands that this agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers' Compensation Appeals Board. This agreement does, however, preclude Employee from pursuing court action regarding any such claim. (6) Voluntary Nature of Agreement: Employee acknowledges and agrees that Employee is executing this arbitration provision voluntarily and without any duress or undue influence by Employer or anyone else, and that Employee fully understands the terms, consequences and binding effect of this arbitration provision, including that Employee is waiving Employee's right to a jury trial.

22. WAIVER: The failure by either party to exercise or enforce any terms or conditions under this Agreement shall not be deemed to be a waiver of that party's right to exercise or enforce any such term or condition in the future. The waiver by either party of any breach, default, or omission in the performance of any of the terms or conditions of this Agreement by the other party shall not be deemed to be a waiver of any other breach, default, or omission.

23. SEVERABILITY: If any part of this Agreement is invalidated or rendered unenforceable by any court of competent jurisdiction or by any regulation or legislation to which it is subject, the remaining provisions and that provision found invalid or unenforceable as it may apply to other circumstances, shall remain in full force and effect. In such event, the parties shall promptly negotiate in good faith to amend this Agreement by replacing such stricken provision with a valid and enforceable provision that fulfills the original intention of the invalid or unenforceable provision.

24. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and cancels and supersedes all previous agreements or understandings relating thereto, whether written or oral, between the parties.

25. AMENDMENT: This Agreement shall only be amended or waived by a writing that explicitly refers to this Agreement and that is signed by both parties.


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26.    EXECUTION: The parties, having carefully read this Agreement and having consulted or having been given an opportunity to consult legal counsel, hereby acknowledge their agreement to all of the foregoing terms and conditions by executing this Agreement. Each signatory hereto represents and warrants that it is authorized to sign this Agreement on behalf of the respective party. This Agreement may be executed in any number of counterparts, and each such counterpart shall be an original and together they shall constitute one Agreement.


EMPLOYER                                EMPLOYEE
By:                                     By:


 /s/ Ronald Elliott                      /s/ Richard Delaney
--------------------------              -------------------------
Ronald Elliott                          Richard Delaney
CEO -- LearningStar Corp.

Date: September 1, 2001                 Date: September 1, 2001


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